EXHIBIT 10o
                         C. R. BARD, INC
                       EXCESS BENEFIT PLAN
                       as of July 13, 1988
                       Section 1. PURPOSE
     1.1 The purpose of this Excess Benefit Plan is to aid in the recruiting and retention of key Bard employees by establishing a means of providing unfunded benefits for employees (and their spouses) which are in excess of the limitations on benefits payable from a retirement plan imposed by Section 415 of the Internal Revenue Code. The Plan is intended to be, and shall be administered as, an excess benefit plan within the meaning of
Section 3(36) of the Employee Retirement Income Security Act of
1974, as amended.
                     Section 2. DEFINITIONS
     2.1 As used herein the following terms shall have the following meanings unless a different meaning is plainly required by the context:
     (a)  "Bard" means C.R. Bard, Inc and its affiliates and
subsidiaries.
     (b)  board of Directors means the Board of Directors of Bard.
     (c)  "Code" means the Internal Revenue Code of 1986, as
amended from time to time.
     (d) "Committee" means the Retirement Committee appointed by the Board of Directors to administer the
Retirement Plan.
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     (e)  Effective Date means July 13, 1988.  This Plan shall only apply to persons who retire under the Retirement Plan after July
13, 1988.
     (f) participant means any person included in the membership of the Retirement Plan who has been designated a Participant by the Board of Directors or its delegate.
     (g) "Plan" means this Excess Benefit Plan as set forth herein, or if hereafter amended, as so amended.
     (h) "Retirement Plan" means the Employees' Retirement Plan of C.R. Bard, Inc as the same may be in effect from time to time.
     (i) "Surviving Spouse" means the widow or widower of a deceased Participant who is married to the Participant on the date of the Participant's death.
     2.2 Other terms used herein which are defined in the Retirement Plan shall have the same meaning when used in this Plan
           Section 3. ADMINISTRATION AND PARTICIPATION
     3.1 The Board of Directors or its delegate shall designate, from time to time at its discretion, those employees of Bard who are Participants hereunder. 3.2 The Plan shall be administered by the Committee. It shall be the duty of the Committee to maintain such records as will enable the Board of Directors or its delegate to determine those officers and employees who are entitled to participate in the Plan. The Committee may adopt, subject to the approval of the Board of Directors, such rules and regulations as it may deem necessary for the proper administration of this Plan, and
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its decisions in all matters shall be final, conclusive and binding.
     3.3 The provisions in the Retirement Plan relating to the Committee shall be applicable to the powers, rights, duties and immunities of the Committee in the conduct of its affairs under this Plan.
     3.4 Notwithstanding the foregoing, upon the occurrence of a Potential Change of Control or a Change of Control (as defined in Section 4.3 of the C.R. Bard, Inc. Supplemental Executive
Retirement Plan) no amendment or action of the Committee or the Board of Directors or its delegate which affects any Participant is valid and enforceable without the prior written consent of such Participant.
                   Section 4. EXCESS BENEFITS
     4.1 If at any time after the Effective Date the pension payable to any Participant under the Retirement Plan is or shall become limited by a provision included in the Retirement Plan for the purpose of complying with Section 415 of the Code, the amount by which such pension benefit is so limited shall be provided for such Participant (and, if applicable, the Participant's Surviving Spouse) under this Plan.
     4.2 Payments of benefits under this Plan shall be made at the same time and in the same manner as the corresponding benefit under the Retirement Plan. Any actuarial adjustment of the amount payable to such Participant (and, if applicable, the Participant's Surviving Spouse) under this Plan shall be in
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the same basis as actuarial adjustments on the corresponding benefit under the Retirement Plan.
              Section 5. SOURCE OF EXCESS BENEFITS
     5.1 Except as provided in Section 5.2, payment of benefits shall be made by Bard, and in all events Bard shall remain liable to make such payment.
     5.2 All payments under the Plan shall be made from the general funds of Bard. No assets of Bard shall be segregated or earmarked to represent the liability for accrued retirement benefits. The rights of any person to receive benefits under the Plan shall be only those of a general unsecured creditor. Notwithstanding the foregoing, upon the occurrence of a Potential Change of Control or a Change of Control (as defined in the C.R. Bard, Inc. Supplemental Executive Retirement Plan) assets may be placed in the C.R. Bard, Inc. Agreement and Plans Trust
(hereinafter called the "Trust") to provide a source for the payments required to be made under the Plan.
              Section 6. AMENDMENT AND TERMINATION
     6.1 The Board of Directors may amend the Plan in any respect and at any time; provided, however, that no such amendment shall have the effect of reducing the benefits theretofore accrued by a Participant under the Plan. The accrued benefit under the Plan at any time is the amount payable under Section 4 if the Participant's employment terminated on that date. Notwithstanding the foregoing, upon a
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Potential Change of Control or a Change of Control, no amendment or action of the Board of Directors which affects any Participant is valid and enforceable without the prior written consent of the Participant.
     6.2 The Board of Directors may terminate the Plan at any time. In the event of plan termination, each Participant on whose behalf amounts have accrued under this Plan shall be fully vested. The benefit then being paid to any person under Section 4 shall continue to be paid, and all vested benefits under the Plan which have not yet commenced shall be paid subject to the terms of the Plan. Notwithstanding the foregoing, following a Potential Change of Control or a Change of Control no termination of the Plan shall have the effect of reducing any benefits accrued under the Plan prior to such termination.
                    Section 7. MISCELLANEOUS
     7.1 No person entitled to an benefit under the Plan shall have any power to assign, transfer, pledge, hypothecate or otherwise encumber the right to receive such payment and any attempt to do so shall be void and will not be recognized by the Committee.
     7.2 Bard shall withhold therefrom such amounts as may be required by federal, state or local law, and the amount payable under the Plan to the person entitled thereto shall be reduced by the amount so withheld.

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     7.3  This Plan shall be construed and administered in
accordance with the laws of the State of New Jersey applicable to persons performing services in New Jersey.
     7.4 Nothing in this Plan shall be construed to confer upon any person any legal right to be continued as an employee of Bard; Bard expressly reserves the right to discharge any employee whenever the interest of Bard in its sole judgment may so require, without any liability on the part of Bard or the Committee.

















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